EXHIBIT 99.1

Q2 2025 Sturm, Ruger & Company, Inc. Earnings Call Transcript July 31, 2025

Corporate Speakers:

•	Sarah Colbert; Sturm, Ruger & Co.; Vice President of Administration, General Counsel and Corporate Secretary
•	Thomas Dineen; Sturm, Ruger & Co.; Senior Vice President, Treasurer and Chief Financial Officer
•	Todd Seyfert; Sturm, Ruger & Co.; President, Chief Executive Officer and Director

Participants:

•	Mark Smith; Lake Street Capital Markets; Analyst
•	Rommel Dionisio; Aegis Capital; Analyst

PRESENTATION

Operator: Welcome to Sturm, Ruger & Company's Second Quarter 2025 Earnings Call. (Operator Instructions)

I would now like to turn the call over to Todd Seyfert, President and CEO, for opening comments.

Todd Seyfert: Good morning. Welcome to Sturm, Ruger & Company's second quarter 2025 earnings conference call.

I'm Todd Seyfert, President and Chief Executive Officer.

Before we get started, I would like to turn it over to Sarah Colbert, our Senior Vice President and General Counsel, for the caution on forward-looking statements.

Sarah Colbert: I would like to remind everyone that some of the statements we make today will be forward-looking in nature. These statements reflect our current expectations, but actual results could differ materially due to a number of uncertainties and risks. You can find more information about these factors in our most recent Form 10-K and other filings with the SEC. We do not undertake any obligation to update these forward-looking statements.

Todd Seyfert: Thank you, Sarah. This call marks my first full quarter as President and CEO, and we've moved quickly to position Ruger for long-term success.

As part of this leadership transition, we evolved our structure and reorganized our operations to give our business units greater flexibility, clear accountability and the resources to deliver results more effectively.

We also unified all elements of our product strategy under one comprehensive team to sharpen our focus and execution.

In connection with these moves, we conducted a thorough inventory rationalization, reassessing our raw materials, work in process and finished goods to identify and address excess, obsolete or discontinued inventory. This included legacy models that have run their life cycle, products no longer aligned with our strategy and Marlin-related items not part of our roadmap for that brand.

In addition, we repositioned key elements of our product portfolio to ensure that our most desirable products reach consumers at the right price point. These steps resulted in nonrecurring charges this quarter.

Specifically, we incurred an inventory and asset write-off of $17 million. Our product rationalization and SKU reduction totaled $5.7 million, and our organizational realignment expense was $3.7 million. These moves clear the way for us to deliver sustainable growth and show resilience through a cyclical market.

Tom Dineen will now take you through the financial results for the quarter.

Thomas Dineen: Thanks, Todd. Net sales for the quarter were $132.5 million, and we incurred a diluted loss of $1.05 per share.

On an adjusted basis, excluding the impact of the strategic initiatives, diluted earnings per share were $0.41. For the corresponding period in 2024, net sales were $130.8 million and diluted earnings were $0.47 per share.

For the six months ended June 28, 2025, net sales were $268.2 million, and the company lost $0.57 per share. On an adjusted basis, excluding the items above, diluted earnings for the first half of 2025 were $0.87 per share.

For the corresponding period in 2024, net sales were $267.6 million and diluted earnings were $0.87 per share. On an adjusted basis, excluding the reduction in force expense of $1.5 million incurred in the first quarter of 2024, diluted earnings per share for the first half of 2024 were $0.94.

On June 28, 2025, our cash and short-term investments totaled $101 million. Our short-term investments are invested in United States treasury bills and in a money market fund that invests exclusively in United States treasury instruments, which mature within one year.

On June 28, 2025, our current ratio was 4:1, and we had no debt.

Stockholders' equity was $289.3 million, which equates to a book value of $17.82 per share, of which $6.24 was cash and short-term investments.

In the first half of 2025, we generated $25.9 million of cash from operations and capital expenditures totaled $6.7 million.

We expect capital expenditures in the second half of 2025 to increase from the first half of the year as we invest in new product introductions, expand capacity, upgrade our manufacturing capabilities and strengthen our facility infrastructure. This increase is exclusive of the Anderson purchase earlier this month that Todd will discuss shortly.

In the first half of 2025, we returned $23 million to our shareholders through the payment of $6.9 million of quarterly dividends and the repurchase of 443,000 shares of our common stock at an average price of $36.42 per share for a total of $16.1 million.

Our Board of Directors declared a $0.16 per share quarterly dividend for shareholders of record as of August 15, 2025, payable on August 29, 2025.

Our long-standing practice has been to pay a dividend of approximately 40% of our net income. Given the significant impact of the non-cash charges, this quarter's dividend is approximately 40% of the adjusted diluted earnings of $0.41 per share for the second quarter of 2025.

Our dividend strategy, coupled with our strong debt-free balance sheet, allows us to capitalize on opportunities that emerge like the Anderson acquisition that we completed earlier this month.

Now back to you, Todd.

Todd Seyfert: Thanks, Tom. As you can see, we've been very busy.

In addition to the inventory reduction, product rationalization and reorganization, we also had an exciting opportunity to acquire the assets of another historic, well-respected firearms manufacturer in Anderson Manufacturing.

As I stated on July 1, the day we closed on the purchase, this acquisition is an incredible opportunity to advance our long-term strategy and expand Ruger's capacity.

It reinforces Ruger's position as the nation's leading firearms manufacturer for the consumer market and reiterates my focus on continued growth even as others scale back.

The $16 million investment, which was paid for from cash on hand, will increase our capacity, strengthen our manufacturing capabilities and broaden our product offerings. As I have stated before, we do not plan for this to be our last acquisition.

Our strong balance sheet and disciplined financial approach allows us to continue to be proactive in looking for strategic opportunities to grow our portfolio, leverage our infrastructure and deliver consistent performance over time. Nevertheless, we will continue to be deliberate in our evaluation of opportunities that arise.

Beyond the gains we will realize from expanded capabilities in Hebron, Kentucky, our greatest opportunity is new product innovation.

As I mentioned earlier, we recently reorganized our product strategy into a singular organization.

In doing so, we better aligned new product ideation, voice of the customer insights and product life cycle management, enabling us to deliver new, relevant products to the market more efficiently and effectively.

With that said, our pipeline is strong and our new product offerings are still in demand throughout the channel.

For the quarter, new product sales accounted for $42 million or 34% of net firearms sales, which was an increase over Q1 of this year and reinforces the popularity of our innovative products.

As always, new product sales include only major new products that were introduced in the past two years. These are high-demand platforms that continue to resonate with customers across a variety of segments including the RXM pistol, the second-generation Ruger American rifle, Marlin lever-action rifles, the Ruger 10/22 with carbon fiber barrel and a fourth-generation Ruger Precision Rifle.

With our reorganization, renewed focus on product strategy and our expanded capabilities with the Anderson manufacturing purchase, we are positioned to continue our new product success well into the future.

With that said, we understand that macroeconomic pressures such as continued tariff and interest rate uncertainty, a weakening job market and inflationary pressures are impacting discretionary consumer spending.

Specific to the firearms industry, we see softening demand with NICS checks falling below pre-2019 levels and broad impacts being felt across manufacturing, distribution and retail channels. Yet our focus remains clear, invest in our culture, people and organizational efficiency; expand our production capabilities to meet product-specific demand; deliver safe, reliable and innovative products for our consumers; operate with financial discipline, transparency and thoughtful capital deployment and maximize shareholder value, continuing to prove that Ruger is a solid investment for the future.

We know that the market remains dynamic, and we expect to see continued challenges and potential consolidation across the industry.

Our realignment and recent acquisition strengthen Ruger's ability to respond, adapt and grow for the long term.

We remain committed to our guiding principles, delivering rugged, reliable and innovative products, operating with financial discipline and creating long-term value for our shareholders.

Thank you for your time, continued support and confidence in Ruger.

Operator, can we please have the first question?

QUESTIONS AND ANSWERS

Operator: (Operator Instructions): Our first question comes from the line of Mark Smith of Lake Street.

Mark Smith: I wanted to ask first about the adjustment to sales just from product rationalization and SKU reduction.

If you can just give us more insight into maybe the number of products, lines, all the impact from this on the top line?

Todd Seyfert: Mark, yes, absolutely.

I think if you look at from a rationalization standpoint, the biggest impact was the American Gen 1 in terms of number of SKUs.

We've got the AR consolidation, or the MSR consolidation, as we look at Anderson and moving that production into the Hebron facility.

We have -- we did some product rationalization on the pistols, the EC9, for example. Those would be a majority of the individual SKUs that were addressed in the rationalization.

Mark Smith: Okay. And as we think about this, I think you called it out as a $5.7 million reduction to sales. Did you move more volume, though, maybe as we think about units shipped or maybe the increase in distributor inventory?

How much product did you move out that maybe fits in this category?

Todd Seyfert: From a unit standpoint, it was relatively -- in terms of the total scope market, it wasn't a huge percentage. Really what it allowed us to do was to look at our raw material inventory, build out specific SKUs to utilize that inventory versus writing it off, and that's what we did.

So I believe it was -- I'm just looking here, 20 -- so if you go between the three, about 20,000 each, it's going to be close to 70,000 units. That would fall into that specific category of rationalization.

Mark Smith: Okay. Then the impact on ASP, as we look at maybe the average sales price of the units shipped, the $349, would that have been higher without some of this?

Was it that much of a discount to make an impact on that ASP?

Todd Seyfert: It would have.

It brought it down about $16 across that total 70,000-unit rationalization.

Mark Smith: Perfect. Then just looking at the organizational realignment, where are you at in that?

Do you feel like you've got the majority of that done?

Then maybe if you could talk about the long-term savings coming out of this organizational realignment.

Todd Seyfert: Yes. In terms of the realignment, yes, it is. It is.

I would tell you, we -- that happened about 45 days ago through that process.

So no other major plans in terms of changes. But this really isn't -- wasn't a cost savings initiative, Mark.

So really, what it is, is evaluating the organization that we need to carry the business forward, realigning the needs of the organization in terms of expertise.

So we moved out some people, and we plan to refill with people that are more focused on the strategy going forward.

So I would tell you, in terms of netting out, hey, is this going to be an ongoing savings over time?

Really, the way I look at this is it's a reallocation of talent within the organization over time. So I don't think you'll see a large ongoing savings in this specific example because it wasn't a cost saving's initiative. It was a realignment of the organization.

Mark Smith: Perfect. That's helpful. And last one for me.

I know you guys don't give guidance, but just -- and you talked about in your commentary, some of the macro headwinds that are out there.

But I'm just curious what you're seeing from consumers as far as demand today if there's been any shifts, if it's just still quiet as we look at the NICS data?

Any insights that you can give us into the consumer and demand for firearms would be great.

Todd Seyfert: Sure.

So I would tell you, having been out and traveling pretty extensively, visiting dealers, visiting our distributors, I think what you see, Mark, is Ruger is outpacing the market right now in terms of demand.

So if you -- anecdotally, we look at the information that we have. When we look at some of the earnings, off anywhere from 15% to 20%, I would say is what we're hearing through our partners and our channels. We're not seeing that, obviously, in our results.

So I think our focus right now is being aggressive from a share perspective, making sure that we're producing the SKUs that our customers want on a timely basis. I think as we do that, we continue because of the depth and the breadth of our product lines.

We're slightly more insulated than maybe some others. It's all about market share right now.

In a down market, innovation and share gain is what we're focused on, and I think we'll continue to see that.

Operator: Our next question comes from the line of Rommel Dionisio of Aegis Capital.

Rommel Dionisio: Guys, in your comments, you talked about inventory rationalization.

Then in your prepared -- or rather your press release, you talked about Marlin-related items not included in that brand's future roadmap.

Could you just maybe give us a little more granularity on that on what your thoughts are with regards to that brand?

I've always gotten a sense that the lever-action rifles has been a home run for you. Yes.

So I wonder if you could just talk about your thoughts about that brand going forward and maybe give some insight as to what perhaps that brand's future roadmap might be.

Todd Seyfert: Absolutely, Rommel. Yes. Thanks. Really, as we look through Marlin, really coming in and evaluating where we are in the roadmaps, the Model 60 is a product that was purchased, the assets and the machinery and a lot of raw material.

So that is not -- we don't have a solution and a plan for the Model 60 in the near term.

So that is a majority of that Marlin write-off, really focused there. The rest of the Marlin line has been very, very popular, as you know by our backlog.

So we continue to increase production rates. We continue to increase the product mix.

So we have a very robust pipeline of Marlin rifles for a number of years to come.

But really, it's -- if you think about Marlin, it has been a home run, and it's focused on Centerfire Rifle right now. It's -- the 60 is not currently part of the product strategy roadmaps.

That's why we've made that distinction and the decision to write off that inventory.

Rommel Dionisio: Okay.

But just to think about that then, so your level of support enthusiasm for the brand in general and long-term plans, am I reading this correctly that you're still as enthusiastic about the prospects of that brand going forward as you always have been?

Or is any change here?

Todd Seyfert: 100%.

It's -- listen, the feedback from the consumer and our customers has been phenomenal. Ruger did a great job of guiding that product and that brand to new levels in terms of quality and accuracy.

So we absolutely are excited about where Marlin can continue to go. Keep in mind that the stuff that we're talking about writing off came with the purchase back in 2020.

So it's raw materials and things that have been sitting there.

It's some machines focused on some of those products, Rommel, that really have been in the warehouse for over five years and are really not part of the current product roadmap, but we have an incredibly robust roadmap for Marlin that we're very excited about.

We'll continue to grow that line and the SKUs associated with that into the future.

Operator: I would now like to turn the conference back to Todd Seyfert for closing remarks. Sir?

Todd Seyfert: Thank you again for joining us today and for your continued confidence in Ruger.

We look forward to talking again next quarter.

Operator: This concludes today's conference call. Thank you for participating.

You may now disconnect.